Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration No. 333-204556
June 4, 2015

Issuer:	Wisconsin Energy Corporation

Trade Date:	June 4, 2015

Expected Settlement Date:	T+4, June 10, 2015

Expected Ratings* (Moody’s/S&P/Fitch):	A3 (stable) / BBB+ (negative) / BBB+ (stable)

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. KeyBanc Capital Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	Loop Capital Markets LLC PNC Capital Markets LLC Samuel A. Ramirez & Company, Inc.

Terms Applicable to 1.65% Senior Notes due 2018 (the “2018 Notes”)

Principal Amount:	$300,000,000

Maturity:	June 15, 2018

Coupon:	1.65%

Benchmark Treasury:	UST 1.000% due May 15, 2018

Benchmark Treasury Yield:	1.019%

Spread to Benchmark Treasury:	+65 basis points

Yield to Maturity:	1.669%

Initial Price to Public:	99.944% per 2018 Note

Make-Whole Call:

At any time, the 2018 Notes will be redeemable in whole or in part from time to time, at our option, at a “make-whole” redemption price, calculated by us, equal to (a) the greater of (i) 100% of the principal amount of the 2018 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus (b) accrued and unpaid interest on the 2018 Notes being redeemed to, but not including, the redemption date.

CUSIP / ISIN:	976657 AJ5 / US976657AJ55

Terms Applicable to 2.45% Senior Notes due 2020 (the “2020 Notes”)

Principal Amount:	$400,000,000

Maturity:	June 15, 2020

Coupon:	2.45%

Benchmark Treasury:	UST 1.500% due May 31, 2020

Benchmark Treasury Yield:	1.639%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	2.489%

Initial Price to Public:	99.817% per 2020 Note

Make-Whole Call:

At any time prior to May 15, 2020 (the date that is one month prior to the maturity date, which is referred to herein as the “2020 Early Call Date”), the 2020 Notes will be redeemable in whole or in part from time to time, at our option, at a “make-whole” redemption price, calculated by us, equal to (a) the greater of (i) 100% of the principal amount of the 2020 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes being redeemed that would be due if such 2020 Notes matured on the 2020 Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus (b) accrued and unpaid interest on the 2020 Notes being redeemed to, but not including, the redemption date.

Call at Par:

At any time on or after the 2020 Early Call Date, the 2020 Notes may be redeemed, in whole or in part from time to time at our option, at 100% of the principal amount of the 2020 Notes being redeemed plus accrued and unpaid interest on such 2020 Notes to, but not including, the redemption date.

CUSIP / ISIN:	976657 AK2 / US976657AK29

Terms Applicable to 3.55% Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	$500,000,000

Maturity:	June 15, 2025

Coupon:	3.55%

Benchmark Treasury:	UST 2.125% due May 15, 2025

Benchmark Treasury Yield:	2.302%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	3.552%

Initial Price to Public:	99.983% per 2025 Note

Make-Whole Call:

At any time prior to March 15, 2025 (the date that is three months prior to the maturity date, which is referred to herein as the “2025 Early Call Date”), the 2025 Notes will be redeemable in whole or in part from time to time, at our option, at a “make-whole” redemption price, calculated by us, equal to (a) the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed that would be due if such 2025 Notes matured on the 2025 Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus (b) accrued and unpaid interest on the 2025 Notes being redeemed to, but not including, the redemption date.

Call at Par:

At any time on or after the 2025 Early Call Date, the 2025 Notes may be redeemed, in whole or in part from time to time at our option, at 100% of the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest on such 2025 Notes to, but not including, the redemption date.

CUSIP / ISIN:	976657 AL0 / US976657AL02

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.